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                                                                   EXHIBIT 5

                         [MILLER & MARTIN LETTERHEAD]




                               January 6, 1997


The Arnold Palmer Golf Company
6201 Mountain View Road
Ooltewah, TN  37363

Attention:   George H. Nichols
             President and Chief Operating Officer

           Re:  Registration Statement on Form S-8 -
                200,000 Shares of Common Stock
                ------------------------------------

Gentlemen:

           We are legal counsel to The Arnold Palmer Golf Company, a Tennessee corporation (the "Company"), and have acted as such in the preparation and filing of its Registration Statement on Form S-8 dated January 6, 1997 with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Act of 1933, as amended, and the General Rules and Regulations of the SEC promulgated thereunder for the registration of 200,000 shares (the "Shares") of common stock of the Company. In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

           Based upon the foregoing, it is our opinion that the Shares, when and if issued and sold in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

            The undersigned hereby consents to filing this opinion as Exhibit 5 to the Registration Statement.

                              Very truly yours,



                              MILLER & MARTIN